Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors of

Travelers Series Fund Inc.:

We consent to the incorporation by reference, in this registration statement, of our reports dated December 17, 2004, on the statements of assets and liabilities, including the schedules of investments, of the portfolios listed below of Travelers Series Fund Inc. (“Funds”) as of October 31, 2004, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the periods described below. These financial statements and financial highlights and our reports thereon are included in the Annual Report of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Portfolios	Periods for Financial Highlights
Smith Barney International All Cap Growth Portfolio	Five years ended October 31, 2004
Smith Barney Large Cap Value Portfolio	Five years ended October 31, 2004
Smith Barney Large Capitalization Growth Portfolio	Five years ended October 31, 2004
Strategic Equity Portfolio	Five years ended October 31, 2004
AIM Capital Appreciation Portfolio	Five years ended October 31, 2004
Van Kampen Enterprise Portfolio	Five years ended October 31, 2004
Smith Barney Aggressive Growth Portfolio	Four years ended October 31, 2004
Smith Barney Mid Cap Core Portfolio	Four years ended October 31, 2004
MFS Total Return Portfolio	Five years ended October 31, 2004
Salomon Brothers Strategic Total Return Bond Portfolio	Five years ended October 31, 2004
Travelers Managed Income Portfolio	Five years ended October 31, 2004
Pioneer Strategic Income Portfolio	Five years ended October 31, 2004
Smith Barney High Income Portfolio	Five years ended October 31, 2004
SB Adjustable Rate Income Portfolio	Year ended October 31, 2004 and for the period September 12, 2003 (commencement of operations) to October 31, 2003
Smith Barney Money Market Portfolio	Five years ended October 31, 2004

KPMG LLP

New York, New York

February 23, 2005